SECURITIES AND EXCHANGE

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2003

Tom Brown, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	001-31308	95-1949781
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(Commission File Number)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

555 SEVENTEENTH STREET, SUITE 1850
DENVER, COLORADO	80202
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

(303) 260-5000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

ITEM 5. OTHER.

Tom Brown, Inc. press release dated May 14,2003, entitled

“TOM BROWN, INC.  ANNOUNCES AGREEMENT TO ACQUIRE MATADOR PETROLEUM”

                                                                                SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 16, 2003

Tom Brown, Inc.

By: /s/ Daniel G. Blanchard
Daniel G. Blanchard
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)

By: /s/ Richard L. Satre
Richard L.Satre
Controller
(Principal Accounting Officer)

ITEM 5. OTHER.

The Company issued the following press release:

TOM BROWN, INC. ANNOUNCES AGREEMENT TO ACQUIRE MATADOR PETROLEUM

                DENVER, May 14, 2003 — Tom Brown, Inc. (NYSE:  TBI) announced today the signing of a definitive merger agreement to acquire Matador Petroleum Corporation (Matador) for approximately $373 million in cash and assumed debt.  The acquisition, which is expected to be accretive to Tom Brown’s earnings and cash flow in 2003, will increase Tom Brown’s proved reserves by an estimated 269 billion cubic feet equivalent (Bcfe) to over 1.0 trillion cubic feet equivalent (Tcfe), a 37% increase.  The acquisition has been approved by the Boards of Tom Brown and Matador and is expected to close before the end of June.

Matador, a privately held exploration and production company, is active primarily in the East Texas Basin and Permian Basin of Southeastern New Mexico and West Texas.  Matador operates the majority of the properties within their existing core areas and produced approximately 61 million cubic feet equivalent per day in the first quarter of 2003. Tom Brown has estimated Matador’s proved reserves at 269 Bcfe, 36% of which are proved undeveloped.  The reserves are 86% natural gas and have a reserve life index of approximately 12 years. Additionally, Matador holds approximately 56,000 net developed acres and 111,000 net undeveloped acres.

James Lightner, Chairman, CEO and President of Tom Brown said, “This acquisition provides TBI with quality assets with which to create value for our shareholders.  We have been very successful in East Texas over the last several years and the application of our proven reservoir characterization and exploitation expertise will enhance the future potential of these properties.  This transaction also provides our shareholders with increased exposure to high potential reservoirs and superior gas prices.”

Under the terms of the definitive merger agreement, Matador shareholders will receive $17.53 per share and Tom Brown will assume approximately $105 million of net debt.  The transaction is subject to approval by the holders of two-thirds of Matador’s outstanding stock and other customary conditions.  In connection with the execution of the merger agreement, Matador shareholders, who own approximately 43% of Matador’s outstanding shares, have agreed to vote in favor of the transaction.

Tom Brown intends to fund this acquisition initially with bank debt and is currently evaluating other alternatives in the capital markets including the issuance of equity as well as debt placement in the private markets.

Conference Call

Tom Brown’s management will hold a conference call on, Wednesday, May 14, 2003 at 11:00 a.m. Mountain Time to discuss the transaction.  The dial-in number to participate in the call is (800) 399-0117 (U.S.) or (706) 645-9291 (International).  A digitized replay will be available for one week following the live broadcast at 800-642-1687 (U.S.) or 706-645-9291 (International) by using the Conference ID #734056.

Contact:	Tom Brown, Inc.
Mark Burford
Director of Investor Relations
(303) 260-5146

                Tom Brown, Inc. is a Denver, Colorado based independent energy company engaged in the exploration for, and the acquisition, development, production and marketing of natural gas, natural gas liquids and crude oil in North America.  The Company’s common stock is traded on the NYSE under the symbol TBI.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Tom Brown or a solicitation of a proxy or favorable vote on the merger.

This news release includes forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on certain assumptions and analyses made by the Company in light of its experience, on general economic and business conditions and expected future developments, many of which are beyond the control of the Company.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the completion of the proposed merger, effective integration of the acquired operations, the timing and terms of the financing for the transaction, the transaction costs, the reliability of reserve and production information, the timing and extent of changes in commodity prices for oil and gas, environmental risks, operating risks, risks related to exploration and development, the ability of the Company to meet its stated business goals and other risk factors as described in the Company’s 2002 Annual Report and Form 10-K as filed with the Securities and Exchange Commission.  As a result of those factors, the Company’s actual results may differ materially from those indicated in or implied by such forward-looking statements.

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